Exhibit 10.1

October 13, 2026

Samantha Stoddard

[***]

Dear Samantha Stoddard,

I am pleased to confirm our offer of employment to you with Standex International Corporation (the “Company”), as Chief Financial Officer of the Company, reporting to David Dunbar, President/CEO and located at our Salem, NH location. Your anticipated start date will be December 1st, 2026. The details of our offer are as follows:

BASE SALARY: This is an exempt position starting at an annual salary equal to $23,958.33 semi-monthly (which equates to $575,000.00 annually), paid on the 8th and 23rd of each month, less applicable taxes and withholdings.

ANNUAL INCENTIVE COMPENSATION: You will be eligible for participation in the annual incentive program of the Company at a target of 75% of your base salary. Incentive payments are not guaranteed. They depend on meeting the annual financial goals established each fiscal year and can range from 0% to 200% of target. For fiscal year 2027 (July 1, 2026 through June 30, 2027), your annual incentive will be prorated based on your start date. To receive any annual incentive payment, you must be employed and in good standing on the payment date.

SIGN ON CASH BONUS: You will receive a one-time cash bonus of $402,500.00, less applicable taxes and withholdings, paid on the first regular payroll date following your start date. If you resign voluntarily or are terminated for cause before the second anniversary of your start date, you must repay the gross bonus amount as follows: 100% if your employment ends before the first anniversary of your start date; 50% if your employment ends on or after the first anniversary but before the second anniversary of your start date.

SIGN ON EQUITY GRANT: You will receive the following one-time equity grants on your start date:

●

Restricted Stock Units. A grant of restricted stock units valued at $400,000.00. The number of units will be determined by dividing $400,000.00 by the closing price of Standex common stock (NYSE: SXI) on your start date. The units will vest in three equal annual installments on the first, second and third anniversaries of your start date.

●

Premium-Priced Stock Options. A grant of premium-priced stock options valued at $1,006,250.00, granted on your start date, with an exercise price equal to 110% of the SXI closing price on your start date. The options will vest in four equal annual installments on the first, second, third and fourth anniversaries of your start date.

Both grants are subject to the terms of the applicable equity plan and award agreements.

LONG-TERM INCENTIVE PLAN: For fiscal year 2027, you will be eligible for an annual long-term equity incentive award under the Company’s Long-Term Incentive Plan at a target of 175% of your base salary. Your FY2027 award will be granted on your start date and will vest on the same schedule as the awards granted to Company executives in August 2026, subject to the applicable plan documents and award agreements. Currently, awards consist of:

●	50% time-based restricted stock units (RSUs), which vest in three equal annual installments.

●

50% performance share units (PSUs), which vest after a three-year performance period. Depending on how well the performance metrics set by the Compensation Committee of the Board of Directors are met, you may earn between 0% and 250% of the PSUs awarded, or such other range as the applicable award agreement provides.

DEFERRED COMPENSATION PLANS: You will be eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan and Management Stock Purchase Plan (MSPP). Under the MSPP, you may elect each year to defer up to 50% of your annual incentive payment to purchase Company stock at a 25% discount. Shares purchased under the MSPP cliff vest three years after the purchase date. If your employment ends before vesting for any reason other than retirement or a change in control, you will receive the lesser of the amount you deferred to purchase the shares or the value of the shares on your termination date. Details on both plans will be provided under separate cover.

BENEFITS: You will be eligible to participate in the Company’s salaried employee benefit plans in accordance with the terms of these plans. Enclosed is a summary of these plans; details will be provided to you at enrollment. Company health insurance benefits are effective on your first day of employment.

EXECUTIVE POLICIES: You will be an eligible participant under the Standex International Executive Severance Policy which provides certain benefits to executives under various employment termination scenarios. A copy of the policy is attached to this offer letter. In addition, as an Executive Officer, you will be subject to the Standex Compensation Clawback Policy. The Clawback Policy, which has been implemented in order to be compliant with SEC and NYSE mandated rules, requires recoupment by the Company of erroneously received Incentive Compensation (as defined in the Clawback Policy) in the event of a financial restatement. A copy of the Clawback Policy also is attached to this offer letter.

LOCATION AND PRESENCE: Our Salem, NH headquarters is the center of gravity for Standex. It is where our leadership team works side by side, where key decisions are shaped, and where much of the culture we are building takes root. Our long-term vision is for our executive team to be based together in Salem. We also recognize [***] and the considerations around timing and will establish no set date for relocation. In return, we expect your regular presence in Salem and with our businesses along with travel as the role requires. Your travel to and from Salem (and other business locations) shall be covered by the company along with necessary expense during such travel. When you choose to relocate to the Salem area, the Company will provide relocation support.

VACATION & HOLIDAYS: You will be eligible for vacation and holiday pay in accordance with Corporate Headquarters policy. You will be eligible for 20 days of vacation each year (your entitlement in fiscal 2027 will be pro-rated consistent with your start date).

CONFIDENTIALITY; PRIVILEGED INFORMATION; COMPANY PROPERTY: During and after your employment, you agree to hold in strict confidence and not use or disclose any Confidential Information except as authorized by the Company and required for the proper performance of your duties. “Confidential Information” includes all non-public information concerning the Company or its affiliates, including but not limited to attorney-client privileged communications, attorney work product, legal strategies, board materials, acquisition and divestiture information, financial information, customer and supplier information, personnel information, trade secrets, business plans, technical information, product plans, compliance information, and other confidential or proprietary information. You agree to preserve all attorney-client privilege and work-product protections belonging to the Company and its affiliates, to use Company information and systems only for Company purposes, and to return all Company property and information upon request or at the end of your employment. These obligations are in addition to, and do not limit, any obligations under Company policy or separate agreements you may enter into with the Company.

AUTHORIZED DISCLOSURES: Nothing in this letter, any Company policy, or any other agreement with the Company prohibits you from reporting possible violations of law or regulation to, communicating with, cooperating with, or providing information to the SEC, EEOC, NLRB, OSHA, DOJ, any state attorney general, or any other governmental or regulatory agency, or from making disclosures protected by applicable whistleblower or anti-retaliation laws. You are not required to notify or obtain authorization from the Company before making any such protected report or disclosure. Under the federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding. Nothing in this paragraph authorizes disclosure of attorney-client privileged information except to the extent permitted by applicable law.

NON-DISPARAGEMENT AND COOPERATION: During and after your employment, you agree not to make any knowingly false or malicious statement, whether written or oral, that disparages the Company, its affiliates, or any of their directors, officers, employees, products, services, or business practices. This provision does not prohibit truthful statements required by law, court order, subpoena, legal process, or a governmental or regulatory agency, or protected communications described above. During and after your employment, you also agree to reasonably cooperate with the Company in connection with matters arising during your employment, including litigation, investigations, regulatory inquiries, corporate governance matters, SEC filings, and transition of responsibilities, provided that the Company will promptly reimburse all reasonable out-of-pocket cost and expenses incurred in providing such cooperation.

OUTSIDE ACTIVITIES; PUBLIC COMMUNICATIONS; COMPANY POLICIES: You agree that you will not serve as an employee, consultant, officer, director, fiduciary, or advisor for any other business or organization if doing so would interfere with your duties to the Company or create an actual or potential conflict of interest, unless approved in advance in writing by the President and Chief Executive Officer or the Board of Directors. You agree to comply with the Company’s Code of Conduct, insider trading policy, Clawback Policy, disclosure controls and procedures, document retention and litigation hold requirements, related party transaction policies, and all other policies applicable to executive officers. You may not make public statements on behalf of the Company, communicate with investors or regulators on behalf of the Company, bind the Company to legal commitments, or waive or compromise Company rights except within the scope of authority granted to you by the Company.

This offer is contingent upon the following:

a.

Documenting that you are lawfully authorized to work in the United States by successfully completing an electronic I-9 form and/or the E-Verify process. You will be required to provide the appropriate documentation to satisfy this requirement on your first day (so we can get you on the payroll without delay). Examples of appropriate documentation would include: a passport or a driver’s license; and a social security card.

b.

Successfully completing professional references, drug and alcohol screen and background investigation, executing an Employee Invention, Trade Secret and Non-Competition Agreement and signing the Acknowledgement of the Code of Conduct Policy, and confirming your agreement to the confidentiality, non-disparagement, cooperation, and other covenants contained in this offer letter by signing below.

c.

 Except as otherwise declared to us, we understand that you have not entered into an agreement with any other employer and are not subject to any confidentiality obligation, restrictive covenant, or other restriction that would prevent you from fully and immediately performing the duties of this position effective as of your start date.. If you are subject to such an agreement or restriction, you must advise us right away and before you take any action on this offer.

d.

If you accept this position, whether you have signed a confidentiality agreement with your former employer(s), you should not take with you when you leave, in any written or electronic form, information that your former employer(s) would consider confidential or sensitive. Some examples would be customer or supplier information, price lists, manufacturing and/or marketing plans. You should not make use of such confidential information in your new position.

e.

We hope your association with our Company will be personally and professionally rewarding. We recognize, however, that your circumstances may change and that you reserve the right to voluntarily terminate your employment at any time without cause or notice and for any reason. The Company will reserve this same privilege. Nothing in this letter, any Company policy, or any communication with you is intended to create a contract of employment for any definite period or to alter your at-will employment status. This offer letter constitutes our complete offer package to recognize your new responsibilities. Any promises or representations, either oral or written, that are not contained in this letter are not valid and are not binding on the Company. In keeping with this concept, the description of your employment offer and compensation terms, including annual base salary, are not intended to imply or express a contract of employment. However, by signing and returning this letter, you acknowledge and agree that the provisions of this letter concerning confidentiality, privileged information, Company property, conflicts, non-disparagement, cooperation, outside activities, public communications, Company policies, repayment obligations, clawback obligations, and any other obligations that by their nature apply during or after employment are binding contractual obligations supported by the compensation and benefits described in this letter and will survive the end of your employment.

To continue the pre-employment process, Victoria Smith ([***]) will reach out to you to provide further information and arrange access to our Onboarding site.

Samantha, we are very much looking forward to your joining Standex International Corporation and anticipate a mutually rewarding relationship. We are confident that you will make significant contributions to the future growth and profitability of the Company. Please sign below and return one signed copy of this letter to me as confirmation of your acceptance of this offer and your agreement to the binding obligations described in this letter.

If you have any questions, please do not hesitate to contact me at [***] or [***].

Sincerely,

/s/ David Dunbar

David Dunbar

President and Chief Executive Officer

Standex International Corporation

23 Keewaydin Drive, Suite 300

Salem, NH 03079

Accepted, acknowledged, and agreed:

By signing below, I acknowledge that I have read and understand this offer letter, and I accept the offer of employment on the terms stated in this letter. I further agree that the confidentiality, privileged information, Company property, professional licensure and ethics, conflicts, non-disparagement, cooperation, outside activities, public communications, repayment/clawback, and other obligations described in this letter are binding contractual obligations that will survive the end of my employment to the extent stated in this letter or required by their terms.

/s/ Samantha Stoddard	10/13/2026
Samantha Stoddard	Date

Cc:         David Dunbar
Michelle Newbury
Victoria Juliano

Enclosures:          Standex International Executive Severance Policy

Standex Compensation Clawback Policy

Summary of Salaried Employee Benefit Plans